SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


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Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

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[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                          REGENT ASSISTED LIVING, INC.
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                (Name of Registrant as Specified in its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required

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[   ]  Fee paid previously with preliminary materials

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       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration
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
                          REGENT ASSISTED LIVING, INC.

                        Bank of America Financial Center
                      121 S.W. Morrison Street, Suite 1000
                             Portland, Oregon 97204


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 6, 1997


To Our Shareholders:

     The Annual Meeting of Shareholders of Regent Assisted Living, Inc. (the "Company") will be held at 2:00 p.m. on Tuesday, May 6, 1997, at the U.S. Bancorp Tower, 111 S.W. Fifth Avenue, 30th Floor, Portland, Oregon, for the following purposes:

     1. Electing two directors of the Company for a term of three years;

     2. Amending the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the plan from 400,000 to 600,000; and

     3. Transacting such other business as may properly come before the meeting.

     Only holders of the Company's Common Stock at the close of business on Wednesday, March 19, 1997, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. A list of shareholders entitled to vote at the meeting will be available for examination by shareholders at the time and place of the meeting and, on or after April 7, 1997, at the offices of the Secretary of the Company, Suite 1000, 121 S.W. Morrison Street, Portland, Oregon.

                                  By Order of the Board of Directors,

                                  STEVEN L. GISH
                                  -----------------------------------
                                  Steven L. Gish
                                  Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Portland, Oregon
April 10, 1997

                          REGENT ASSISTED LIVING, INC.
                        Bank of America Financial Center
                      121 S.W. Morrison Street, Suite 1000
                             Portland, Oregon 97204

                       -----------------------------------
                                 PROXY STATEMENT

                       1997 Annual Meeting of Shareholders
                       -----------------------------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Regent Assisted Living, Inc. (the "Company") of proxies to be voted at the 1997 Annual Meeting of Shareholders of the Company to be held at 2:00 p.m. on Tuesday, May 6, 1997, at U.S. Bancorp Tower, 111 S.W. Fifth Avenue, 30th Floor, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the directors, for the amendment of the 1995 Stock Incentive Plan as described in the Proxy Statement and, in the discretion of the persons named in the proxy, on such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by the Company's officers and regular employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to beneficial owners of stock. This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to shareholders on or about April 11, 1997.

                                     VOTING

     Holders of record of the Company's Common Stock ("Common Stock") and Series A Preferred Stock ("Series A Preferred Stock") at the close of business on Wednesday, March 19, 1997, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 4,633,000 shares of Common Stock, and 1,283,785 shares of Series A Preferred Stock, outstanding and entitled to vote. As of that date, there were also 382,882 shares of the Company's Series B Preferred Stock ("Series B Preferred Stock") outstanding, which shares are not entitled to vote on the matters expected to be presented at the Annual Meeting and are entitled to vote only on specific categories of matters as set forth in the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"). On those matters on which the holders of Series B Preferred Stock are entitled to vote, they vote together with the holders of the Common Stock and the Series A Preferred Stock as a single class. Pursuant to the Restated Articles, the shares of Common Stock and Series A Preferred Stock are each entitled to one vote and vote as a single class on the matters expected to be presented at the Annual Meeting. A majority of the outstanding shares of Common Stock and Series A Preferred Stock, or 2,958,393 of these shares, will constitute a quorum to act on the matters expected to be presented at the Annual Meeting.

     Shareholders are not entitled to cumulative voting in the election of directors or on any other matter submitted to the shareholders for approval. Abstentions and broker non-votes will be counted in determining whether a quorum is present, but will not be counted either for or against a proposal at issue. Walter C. Bowen, Chairman of the Board, President and Chief Executive Officer of the Company, owns 3,250,500 shares of the Company's Common Stock, representing
51.6 percent of the votes entitled to be cast at the meeting, and he has indicated that he intends to be present at the meeting and to vote in favor of each of the matters to be considered at the meeting. Accordingly, the Company believes that the election of each of the nominees for director set forth below and the approval of Proposal 2, regarding the amendment of the Company's 1995 Stock Incentive Plan, are assured.

PROPOSAL 1. Election of two directors of the Company for a term of three years.

     The Board of Directors is comprised of eight directors pursuant to the Company's Restated Bylaws, as amended. The directors are divided into three classes: Class I which is comprised of two directors; Class II which is comprised of three directors; and Class III which is comprised of three directors. Two directors are to be elected at the upcoming Annual Meeting of Shareholders to fill all of the directorships in Class I. Thereafter, the term of office of Class I will expire at the 2000 annual meeting of shareholders. The term of office of Class II will expire at the 1998 annual meeting of shareholders and the term of office of Class III will expire at the 1999 annual meeting of shareholders.

     Under Oregon law, if a quorum of shareholders is present at the 1997 Annual Meeting, the two nominees for election of directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

     If any nominee is unable or unwilling to stand for election, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for another nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

The Board of Directors recommends a vote FOR each of the nominees named below.

     Steven L. Gish has served as Chief Financial Officer, Treasurer and Secretary, and a Director of the Company, since August 1995. In 1991 Mr. Gish became the Controller of the group of companies and businesses, including the predecessor of the Company, owned or controlled by Walter C. Bowen, the founder, President, and majority shareholder of the Company (the "Bowen Companies"). Prior to that time, Mr. Gish served as Treasurer and Controller of McCormick and Baxter Creosoting Company, an industrial wood preservation company.

     Dana J. O'Brien is a Senior Managing Director of Cornerstone Equity Investors, L.L.C., a New York based investment firm formed in December 1996 to provide investment management services to several investment funds. Cornerstone is the investment advisor to Prudential Private Equity Investors III, L.P., the holder of all of the Company's issued outstanding Series A and Series B Preferred Stock. During the five year period preceding December 1996, Mr. O'Brien served as Executive Vice President of Prudential Equity Investors, Inc., an investment management firm. Mr. O'Brien currently serves on the Board of Directors of several private companies, including Specialty Hospitals of America, Inc. and Guardian Care, Inc. Mr. O'Brien and Ms. Robinson (introduced below) became Directors of the Company in December 1996 as a result of the purchase by Prudential Private Equity Investors III, L.P. ("PPEI") of $10 million of the Company's Preferred Stock. Coincident with that transaction, PPEI, the Company, and Mr. Bowen entered into a Stockholders Agreement that provides, among other things, that PPEI is entitled to nominate two persons for election to the Board of Directors and Mr. Bowen, if he reasonably approves of such candidates, shall support their candidacy. Accordingly, Mr. O'Brien was elected in December 1996 to serve the remainder of a one-year term left vacant by a resignation from the Board of Directors.

     The following table sets forth certain information about each of the Company's Directors, including the two nominees.

          Name                         Age      Class and Term             Director Since
          ----                         ---      --------------             --------------
Nominees:

    Dana J. O'Brien (1)(2)(4)          41       (Class I,  1997)           December 1996
    Steven L. Gish (3)                 38       (Class I,  1997)           August 1995

Directors whose terms continue:

    Peter J. Brix (3)                  60       (Class II, 1998)           December 1995
    Stephen A. Gregg (1)(4)            52       (Class II, 1998)           December 1996
    Martha L. Robinson(1)(3)(4)        41       (Class II, 1998)           December 1996
    Walter C. Bowen(1)(2)              54       (Class III, 1999)          March 1995
    Marvin S. Hausman, MD              55       (Class III, 1999)          March 1996
    Gary R. Maffei (2)(4)              52       (Class III, 1999)          December 1995

    (1)  Member of Executive Committee
    (2)  Member of Compensation Committee
    (3)  Member of Audit Committee
    (4)  Member of Conflicts Committee

Directors whose terms continue:

Class II:

          Peter J. Brix has served as a director of the Company since December 1995. Mr. Brix is President of Hayden Investment Corporation, a refined fuel distributor, and has served in that role since 1963. He is currently a director of Portland General Corporation, an investor-owned electric utility holding company, and Centennial Bancorp, an Oregon bank.

          Stephen A. Gregg is a former hospital administrator and began serving as a director of the Company on December 16, 1996. Mr. Gregg was the founder and chief executive officer of The Ethix Corporation, a managed care company serving approximately 5,000,000 members nationwide, prior to its sale in 1994. Mr. Gregg is currently a principal of The Alternare Group, a company focusing on the organization and delivery of alternative medicine services. Mr. Gregg also serves on the Board of Directors of Barrett Business Services, Inc.

          Martha L. Robinson is a Managing Director of Cornerstone Equity Investors, L.L.C. Prior to Cornerstone's formation in December, 1996, Ms. Robinson served as Vice President of Prudential Equity Investors, Inc. Ms. Robinson formerly served on the Board of Directors of Coventry Corporation, Total Pharmaceutical Care, and Earth Technology Corporation and currently serves on the Board of Directors of several private companies, including Specialty Hospitals of America, Inc. and Guardian Care, Inc. Ms. Robinson became a director of the Company in December 1996.

Class III:

          Walter C. Bowen has served as Chairman of the Board, Chief Executive Officer and President and a director of the Company since its formation in March 1995. Mr. Bowen has been involved in the development, ownership and management of assisted living facilities since 1986, and has devoted a majority of his time to the ownership and operation of those facilities over the past five years. Mr. Bowen has also been the Chief Executive Officer of the Bowen companies since their formation.

          Marvin S. Hausman, M.D. has served as a director of the Company since March 1996. Since 1992, Dr. Hausman has served as a consultant to the pharmaceutical industry and since 1995 he has been President of Northwest Medical Research Partners, Inc., a company engaged in evaluating biopharmaceutical technologies and medical devices. Prior to 1992, Dr. Hausman was a practicing urologist and was on the clinical faculty of the U.C.L.A. Medical Center and an attending physician at the Cedars-Sinai Medical Center in Los Angeles, California. Dr. Hausman was a co-founder and is currently a director of Medco Research, Inc., a pharmaceutical research and development company.

          Gary R. Maffei has served as a director of the Company since December 1995. Mr. Maffei is currently a Vice President of the Merlo Corporation, a private investment company, and the Harry Merlo Foundation, Inc., a charitable organization. From 1973 until joining these companies in 1996, Mr. Maffei was the Director of Human Resources for Louisiana Pacific Corporation, a forest products company.

Information on Committees of the Board of Directors and Meetings

     During 1996, there were six meetings of the Board of Directors, and all Board members attended at least 75 percent of the meetings of the Board of Directors and each committee of which he or she was a member. The Board of Directors also took action by unanimous written consent, in accordance with the Company's Restated Bylaws, on one occasion in 1996.

     The Company's Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee, and Conflicts Committee. The Company has no Nominating Committee and the full Board of Directors selects nominees for election as directors.

     The Executive Committee acts on all matters requiring consideration by the Board in the interim period between regular and special Board meetings. The Executive Committee currently consists of Ms. Robinson and Messrs. Bowen, Gregg and O'Brien. The Executive Committee took action by written consent once in 1996.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the 1995 Stock Incentive Plan, and recommends policies relating to benefit plans. The Compensation Committee currently consists of Mr. Bowen and two independent directors, Messrs. O'Brien and Maffei. In 1996, the Compensation Committee met twice and took action once by written consent.

     The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit, reviews management's evaluation of the Company's system of internal controls, and reviews non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. The Audit Committee will also review at least annually reimbursement of costs by the Company and the other Bowen Companies pursuant to the Administrative Services Agreement. See "Certain Relationships and Related Party Transactions." The Audit Committee currently consists of Mr. Gish and two independent directors, Ms. Robinson and Mr. Brix. The Audit Committee met once in 1996.

     The Conflicts Committee, consisting of four independent directors, is responsible for considering for approval on behalf of the Board of Directors all transactions between the Company and any officer or director of the Company or any entity in which such officer or director has an equitable or beneficial interest. The Conflicts Committee currently consists of Ms. Robinson and Messrs. O'Brien, Gregg and Maffei. The Conflicts Committee was formed in December 1996 and did not meet in 1996.

Compensation of Directors

     The Company will pay each non-employee director $500 for attendance in person at each meeting of the Board of Directors or of any committee held on a day on which the Board of Directors does not meet. In addition, the Company will reimburse the directors for travel expenses incurred in connection with their activities on behalf of the Company.

     Each non-employee member of the Board of Directors of the Company will automatically be granted an option to purchase 2,000 shares of Common Stock when that person becomes a director. Each non-employee director will also be automatically granted an option to purchase 2,000 additional shares of Common Stock in each subsequent calendar year that the director continues to serve in that capacity. The exercise price for all automatic grants to non-employee directors will be the closing sales price of the Common Stock on the business day immediately preceding the date of grant.

PROPOSAL 2: Amendment to the Company's 1995 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued pursuant to the plan from 400,000 to 600,000.

     The purpose of the Company's 1995 Stock Incentive Plan (the "Plan") is to enable the Company to attract and retain the services of selected employees, officers and directors of the Company and selected nonemployee agents, consultants, advisors and independent contractors of the Company. The Plan provides for the award of incentive stock options to key employees and the award of non-statutory stock options, stock appreciation rights, bonus rights and other incentive grants to employees, officers, directors, independent contractors and consultants. Currently, 400,000 shares of the Company's Common Stock are authorized to be issued pursuant to the Plan. As of March 19, 1997, options to purchase 368,500 shares had been granted to officers and employees of the Company, directors, and one independent consultant pursuant to the Plan.

     The Board of Directors believes additional shares must be reserved for use under the Plan to enable the Company to attract and retain key employees and to provide appropriate incentives to key employees and others to exert their best efforts on behalf of the Company. Stock options are currently the principal long-term compensation element of the Company's officer and key employee compensation. Accordingly, on February 25, 1997, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 200,000 shares for the Plan, thereby increasing the total number of shares of the Company's Common Stock reserved for issuance under the Plan from 400,000 to 600,000. In addition, shareholder approval of this Proposal 2 will constitute a reapproval of the per-employee limits on grants of options and stock appreciation rights under the Plan of 100,000 shares for new hires and otherwise 50,000 shares annually. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Tax Consequences."

Recommendation by the Board of Directors

     The Board of Directors recommends that the proposed amendment to the Plan be approved. The affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock present and entitled to vote on the matter at the Annual Meeting is required to approve this Proposal 2. Accordingly, abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on Proposal 2. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Plan.

                    DESCRIPTION OF 1995 STOCK INCENTIVE PLAN

     In August 1995, the Company's Board of Directors adopted and its shareholders subsequently approved the Company's 1995 Stock Incentive Plan (the "Plan"), which provides for the award of incentive stock options to key employees and the award of non-statutory stock options, stock appreciation rights, bonus rights and other incentive grants to employees, officers, directors, independent contractors, and consultants.

     Eligibility. Awards may be granted under the Plan to those employees, officers and directors of the Company who the Board of Directors believes have made or will make an important contribution to the Company. As of December 31, 1996, the Company had approximately 365 employees and six non-employee directors. Non-employee consultants and advisors to the Company are also eligible to participate in the Plan.

     Administration. The Plan is administered by the Board of Directors, which has the authority, subject to the terms of the Plan, to determine the persons to whom awards may be granted, the amount of any such award and the price and other terms and conditions of any such award. Subject to the provisions of the Plan, the Board may adopt and amend rules and regulations relating to the administration of the Plan and may delegate to the Compensation Committee of the Board of Directors general authority for making option grants. However, only the Board of Directors may amend, modify or terminate the Plan.

     Shares Available. A total of 400,000 shares of Common Stock initially were reserved for issuance under the Plan. As of March 19, 1997, options to purchase a total of 368,500 shares had been granted under the Plan, as follows: 100,000 to Mr. Jacobsen, 125,000 to Mr. Ekberg, 305,000 to all executive officers of the Company as a group and 41,000 to all non-employee directors of the Company as a group, leaving 31,500 shares available for future grants. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is canceled, or if shares sold or awarded as a bonus are forfeited to or repurchased by the Company, the shares again become available for issuance under the Plan.

     Term of the Plan. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units and shares subject to restrictions then outstanding under the Plan.

     Stock Options. The Board determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option, the times at which options may be exercised and whether the option is an Incentive Stock Option ("ISO"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or an option other than an ISO (a "Non-Statutory Stock Option" or "NSO"). If the option is an ISO, the option price may not be less than the fair market value of the Common Stock subject to the ISO on the date of grant. If an optionee of an ISO at the time of grant owns more than 10 percent of the outstanding Common Stock of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock subject to the ISO on the date of grant. If the option is an NSO, the option price may be any price determined by the Board. No ISO may be granted on or after the tenth anniversary of the date the Plan was adopted by the Board of Directors. The aggregate fair market value, on the date of the grant, of the stock for which ISO's are exercisable for the first time by an employee during any calendar year may not exceed $100,000. No monetary consideration is paid to the Company upon the granting of options. On March 19, 1997, the last sale price of the Common Stock on the Nasdaq National Market System was $5 1/8 per share.

     Options granted under the Plan generally continue in effect for the period fixed by the Board, except that ISO's are not exercisable after the expiration of 10 years from the date of grant or five years in the case of shareholders owning more than 10 percent of the Common Stock. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board with respect to an NSO granted to a person who is neither an officer nor a director of the Company, are nontransferable except on the death of a holder. Options may be exercised only while an optionee is employed by or in the service of the Company or within 12 months following termination of employment by reason of death or disability or 30 days following termination for any other reason. The Plan provides that the Board may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including, with the consent of the Board, cash which may be the proceeds of a loan from the Company or, with the consent of the Board, in whole or in part, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in promissory notes or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

     Stock Appreciation Rights. Stock appreciation rights ("SAR's") may be granted under the Plan. SAR's may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. An SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of a share of Common Stock of the Company over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates.

     An SAR is exercisable only at the time or times established by the Board. If an SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Unless otherwise determined by the Board, no SAR granted to an officer or director can be exercised during the first six months after the date of grant. Payment by the Company upon exercise of an SAR may be made in Common Stock of the Company valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board. The Board may withdraw any SAR granted under the Plan at any time and may impose any condition upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SAR's. No SAR's have been granted under the Plan.

     The existence of SAR's, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the Common Stock of the Company over the exercise price of shares subject to exercisable SAR's or bonus rights.

     Stock Bonus Awards. The Board may award Common Stock of the Company as a stock bonus under the Plan. The Board may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board at the time the stock is awarded.

     Restricted Stock. The Plan provides that the Company may issue restricted stock in amounts, for consideration, subject to restrictions and on terms that the Board determines.

     Cash Bonus Rights. The Board may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) SAR's granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Board but may in no event exceed 75 percent. Bonus rights granted in connection with stock bonuses or restricted stock purchases entitle the recipient to a cash bonus, in an amount determined by the Board, when the stock is awarded or purchased or any restrictions to which the stock is subject lapse. No bonus rights have been granted under the Plan.

     Performance Units. The Board may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves goals established by the Board of Directors over a designated period of time, but in any event not more than 10 years. Payment of an award earned may be in cash or Common Stock or both, and may be made when earned, or vested and deferred, as the Board of Directors determines. No performance units have been granted under the Plan.

     Changes in Capital Structure. The Plan provides that if the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In addition, the Board of Directors will make appropriate adjustments in outstanding options and SAR's. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of the foregoing treatment for options and SAR's, the Board may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and SAR's in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and SAR's shall immediately terminate.

     Tax Consequences. Certain options authorized to be granted under the Plan are intended to qualify as ISO's for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the ISO. However, the amount by which the market value exceeds the exercise price is included in the optionee's alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an optionee holds shares acquired upon exercise of an ISO until the later of two years following the date of grant or one year following the date of exercise (the "holding period"), and if the optionee has been employed by the Company (or any parent or subsidiary of the Company) at all times from the date of grant to the date three months before exercise, then any gain realized upon subsequent disposition of the shares will be long-term capital gain and any loss will be long-term capital loss. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of the holding period (an "early disposition"), any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent of the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (2) the excess of the fair market value of the shares on the date of disposition over the optionee's adjusted basis in the shares on the date of disposition. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or the time of exercise of an ISO. Upon any disqualifying disposition by an optionee, the Company generally will be entitled to a deduction to the extent the optionee realizes ordinary income.

     If an optionee exercises an ISO using previously acquired shares (the "exercise shares") to acquire new shares (the "option shares"), the tax results are as set forth above, with the following exceptions. If the exercise shares were acquired upon exercise of an ISO, and the applicable holding periods have not been satisfied with respect to the exercise shares, the optionee is treated as having made an early disposition of the exercise shares, and accordingly has ordinary compensation income for the year of disposition.

     If an optionee exercises an ISO using exercise shares to acquire option shares, under regulations proposed by the Internal Revenue Service the option shares are divided into two groups for purposes of determining the tax consequences upon their disposition. The first group consists of a number of option shares equal to the number of exercise shares. Option shares in the first group are considered to have an exercise price equal to the fair market value of those shares on the date of exercise and an adjusted basis equal to the adjusted basis of the exercise shares plus any amount treated as ordinary compensation income upon disposition of the exercise shares. The second group consists of the balance of the option shares. The exercise price for the option shares in the second group is considered to the zero and, accordingly, their adjusted basis is also equal to zero. Upon disposition of the option shares, the optionee will recognize gain or loss equal to the difference between the sale proceeds and the tax basis of the shares. If the exercise shares were acquired upon exercise of an ISO, the option shares in the first group are treated for tax purposes as if acquired under the same plan at the same time as the exercise shares. Thus, if the applicable holding periods have been satisfied with respect to the exercise shares, only shares in the second group are effectively subject to the ISO holding periods. However, the disposition of any option share is treated as the disposition of a share in the second group until either all of the shares in the second group have been disposed of or the holding periods have been satisfied.

     Certain options authorized to be granted under the Plan will be treated as NSO's for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NSO until the option is exercised. When the NSO is exercised, the optionee will realize ordinary compensation income, and the Company generally will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price provided the Company withholds on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the adjusted basis of the shares, which generally is equal to the fair market value of the shares on the date of exercise, will be taxable.

     An employee who receives stock in connection with the performance of services generally will realize taxable income at the time of receipt if either the shares are substantially vested for purposes of Section 83 of the Code or a
Section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under
Section 83(b) of the Code within 30 days after the original transfer to include in gross income the excess of the fair market value of the shares at transfer over the amount paid for the shares. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares, provided the Company withholds on the income amount. A participant who receives a cash bonus right under the Plan generally will recognize income equal to the amount of any cash bonus paid at the time of receipt of the bonus, and the Company generally will be entitled to a deduction equal to the income recognized by the participant.

     Section 162(m) of the Code limits to $1 million per person the amount the Company may deduct for compensation paid to the Company's chief executive officer or the four most highly compensated officers in any year beginning after 1993. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1 million limit if the option or SAR meet certain requirements. One such requirement is shareholder approval at least once every five years of per-employee limits on the number of shares as to which options or SARs may be granted. Approval of this Proposal 2 will constitute reapproval of the per-employee limits under the Plan previously approved by the shareholders. Other requirements are that the option or SAR be granted by a committee composed solely of two or more outside directors and that the exercise price of the option or the SAR be not less than the fair market value of the Common Stock subject to the option or SAR on the date of grant. Accordingly, the Company believes that if this Proposal 2 is approved by shareholders, compensation received on exercise of options or SARs granted under the Plan in compliance with the above requirements will continue to be exempt from the $1,000,000 deduction limit.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Mr. Bowen holds a 99 percent general partnership interest in the Regency Park Apartments Limited Partnership ("Regency Partnership"), an Oregon limited partnership from which the Company leases its Regency Park community located in Portland, Oregon. Mr. Bowen also holds a 99 percent ownership interest in Sterling Park, L.L.C., a Washington limited liability company from which the Company leases its Sterling Park community located in Redmond, Washington. Mr. Bowen's minor children hold the remaining one percent interest in the Regency Partnership and Sterling Park, L.L.C. As a result, Mr. Bowen may be deemed to receive the portion of the lease payments remaining after service of the debt to which the properties are subject. For 1996, these lease payments were $1,271,000 for Regency Park and $1,486,250 for Sterling Park.

     In 1996, the Company purchased a parcel of undeveloped land located in Eugene, Oregon (the "Eugene Property") by assuming the rights of Bowen Property Management Co. ("BPMC"), a company wholly owned by Mr. Bowen, to purchase the Eugene Property pursuant to a purchase contract for $700,000. Additionally, the Company reimbursed BPMC for actual costs incurred by BPMC in connection with the preliminary development of an assisted living community on the Eugene Property and for litigation expenses incurred by BPMC in connection with the acquisition of the Eugene Property. The Company does not expect to need all of the Eugene Property on which to develop an assisted living community and has therefore granted Mr. Bowen an option to purchase the excess land. The purchase price under the option is $370,000 plus a carrying cost and the pro rata share of all costs incurred by the Company with respect to the ownership of the property, excluding costs relative to the development of an assisted living community on the property. If the option is exercised the Company believes it will be fully compensated for its costs and expenses incurred in connection with acquiring and holding such excess land.

     The Company is the manager of Park Place, an assisted living facility owned by Northwest Retirement Housing Income Fund III, an Oregon limited partnership ("Northwest III"). Mr. Bowen and Bowen Financial Services Corp. ("Bowen Financial"), an Oregon corporation wholly owned by Mr. Bowen, are the general partners of and together own a 1.85 percent interest in Northwest III. The Company will receive a management fee from Northwest III equal to five percent of its gross revenues related to Park Place, which amount was $147,834 for 1996.

     Bowen Development Company, which is wholly owned by Mr. Bowen, will build a minimum of twelve of the Company's new communities in 1996, 1997, and 1998. Pursuant to the construction contracts with the Company, Bowen Development Company is entitled to "contractor's profit and overhead" on each of these projects on a percentage-of-completion basis, as well as the reimbursement of expenses directly incurred by Bowen Development Company in connection with the construction of these communities. Total "contractor's profit and overhead" to be paid to Bowen Development Company on these contracts is five percent of the direct construction costs for the first five projects and three percent of the direct construction costs for the next seven projects. Bowen Development Company earned $181,327 for contractor's profit and overhead in 1996. Each of these contracts was approved by the Company's independent directors.

     The Company believes that each of the foregoing transactions was on terms no less favorable to the Company than could have been obtained from unaffiliated parties in arm's-length transactions; however, there can be no assurance that such is the case.

     The Company and the Bowen Companies are all controlled by Mr. Bowen. Certain executive officers of the Company, including Messrs. Bowen and Gish, and David R. Gibson, the Company's Vice President for Corporate Affairs, General Counsel and Assistant Secretary, fulfill similar executive functions for other Bowen Companies and spend significant amounts of time on the business of other Bowen Companies. The Company provides management and administrative services to, and from time to time may obtain services or the use of certain equipment from, certain of the Bowen Companies pursuant to an Administrative Services Agreement. Under that agreement, the Bowen Companies and the Company reimburse each other for the actual cost of services received under the Administrative Services Agreement. The Company believes that the sharing of executive management and other resources (such as data processing, accounting, legal, financial, tax, treasury, risk management and human resources) provides benefits to the Company by giving it access to a level of experience and expertise that can only be supported by a larger organization. The Administrative Services Agreement is cancelable by any party, including the Company, on 60 days' notice. Pursuant to the terms of the Administrative Services Agreement, reimbursement of costs will be reviewed at least annually by the Audit Committee of the Board of Directors.

     The Administrative Services Agreement requires the Bowen Companies to offer first to the Company any opportunities received by or originated with the Bowen Companies relating to the assisted living business. The Administrative Services Agreement also requires all transactions between the Company and one of the Bowen Companies to be on an arm's length basis containing terms no less favorable to the Company than could have been obtained from an unrelated third party and requires any such transaction to be approved by a majority of the Company's directors unaffiliated with the Bowen Companies. In 1996, charges by the Company under the Administrative Services Agreement, were $398,000.

     As of March 26, 1997, the Company has entered into four construction loan agreements in an aggregate amount of $27,685,000 for the construction of its Folsom, Kenmore, Bakersfield, and Austin communities. Repayment of each of these loans and performance of the covenants set forth in each loan is personally guaranteed by Mr. Bowen. Furthermore, the Company has obtained from commercial banks letters of intent or other indications of intent to make loans for the construction of the Company's Roseville, Eugene, Tucson and Henderson communities in the approximate aggregate amount of $25.2 million. Each of these loans will also require the personal guaranty of Mr. Bowen.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth, for the fiscal year ended December 31, 1996, compensation information with respect to the Company's Chief Executive Officer, Chief Operating Officer and Executive Vice President of Acquisitions and Development. Because the Company was organized in March 1995, it did not pay any compensation to its executive officers for fiscal year 1994. In addition, the executives named below are the only executive officers of the Company whose compensation from the Company exceeded $100,000 during fiscal year 1996.

                          Summary Compensation Table(1)

                               Annual Compensation

                                                                                 Other Annual
Name and Principal Position            Year(2)        Salary       Bonus        Compensation(3)
---------------------------            -------        ------       -----        ---------------
Walter C. Bowen                         1996          $200,000     $   -0-          $ 3,000
     Chairman of the Board              1995          $200,000     $   -0-          $ 3,432
     Chief Executive Officer
     and President

Eric W. Jacobsen                        1996          $100,000     $10,000          $ 3,000
     Chief Operating Officer            1995          $ 77,083     $45,437          $ 2,646(4)

James W. Ekberg                         1996          $100,000     $10,000          $ 3,300
     Executive Vice President of        1995          $(5)         $    --          $    --
     Acquisitions and Development

(1)  Mr. Bowen and other executive officers of the Company (exclusive of Messrs.
     Jacobsen and Ekberg) fulfill similar executive functions for certain of the Bowen Companies. A portion of the salary expense for these officers is reimbursed to the Company pursuant to the Administrative Services
     Agreement. The salary amounts in the table above represent the net compensation paid by the Company to Mr. Bowen after reimbursement by the Bowen Companies for time spent by Mr. Bowen on their businesses.

(2) The Company became a reporting company under the Securities Exchange Act of 1934 during the fiscal year ended December 31, 1995.

(3)  Represents the amount of a contribution by the Company to the officers'
     401(k) plan account.

(4) Does not include an option to purchase 85,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 per share, granted to Mr. Jacobsen by Mr. Bowen in 1995.

(5)  Not material for reporting purposes.

         Stock Option Grants in Fiscal 1996. The following table sets forth information concerning individual grants of stock options made by the Company during fiscal 1996 to each of the officers of the Company named in the Summary Compensation Table.

                        Option Grants in Fiscal Year 1996

                                Individual Grants

                            Number of          Percent of
                           Securities       Total Options
                           Underlying          Granted to        Exercise
                              Options        Employees in       Price Per       Expiration
Name                       Granted(1)       Fiscal Year(2)          Share         Date (3)
----                       ----------       --------------      ---------       ----------
Walter C. Bowen                 --                  --               --                 --
James W. Ekberg             25,000(4)                             $5.75         02/20/2006
                            25,000(5)            33.9%(6)         $4.00         11/18/2006
Eric W. Jacobsen            25,000(4)            16.9%            $4.00         11/18/2006

(1)  These options were granted pursuant to the Company's 1995 Stock Incentive
     Plan (the "Plan"). See "Description of 1995 Stock Incentive Plan."

(2) In fiscal 1996, the Company granted to employees options to purchase an aggregate of 147,500 shares under the Plan and this number was used in calculating the percentages set forth in this column.

(3) Options granted under the Plan generally expire on the tenth anniversary of the date of grant. See "Description of 1995 Stock Incentive Plan" regarding earlier expiration due to termination of employment.

(4) This option becomes exercisable 20 percent on the first anniversary of the date of grant and an additional 20 percent each year thereafter.

(5) This option becomes exercisable upon the Company receiving verification from its independent auditors that the Company has received certificates of occupancy or otherwise opened (i.e. by acquisition) at least ten new facilities in 1997 and an aggregate of at least 1,000 units. A maximum of 300 units that are located in facilities in which the (i) Company owns less than 50 percent, (ii) the Company leases for less than 15 years, or (iii) which are merely managed by the Company may be used in determining compliance with the foregoing objective, but in doing so each such unit will be counted as one-third of a unit.

(6)  Constitutes an aggregate of both option grants

     Option Exercises in 1996 and Fiscal Year-End Option Values. The following table sets forth information (on an aggregated basis) concerning the fiscal year-end value of unexercised options held by each of the officers of the Company named in the Summary Compensation Table. None of the officers named below exercised any stock options during fiscal 1996.

                          Fiscal Year-End Option Values

                                                                                     Value of Unexercised
                     Acquired                        Number of Unexercised                   In-the-Money
                           on          Value           Options at Year-End         Options at Year-End(1)
                                                 -------------------------      -------------------------
Name                 Exercise       Realized     Exercisable Unexercisable      Exercisable Unexercisable
----                 --------       --------     ----------- -------------      ----------- -------------
Walter C. Bowen            --             --           --              --               --            --
Eric W. Jacobsen           --             --       15,000(3)       85,000               --       $18,750
James W. Ekberg            --             --       15,000(2)      110,000               --       $18,750

(1) Options are "in-the money" if the fair market value of the underlying securities on that date exceeds the exercise price of the option. The amount set forth represents the difference between the fair market value of the securities underlying the options on December 31, 1996 based on the last sale price of $4.75 per share of Common Stock on the date (as reported on the Nasdaq National Market) and the exercise price of the options, multiplied by the applicable number of options.

(2) Does not include an option to purchase 50,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 a share, granted to Mr. Ekberg by Mr. Bowen in 1995.

(3) Does not include an option to purchase 85,000 shares of Common Stock, which is immediately exercisable at an exercise price of $6.00 a share, granted to Mr. Jacobsen by Mr. Bowen in 1995.

     Employment Agreements. Each officer of the Company has entered into an employment agreement with the Company. The employment agreement for all officers other than Mr. Gibson expires in December 2000. Mr. Gibson's employment agreement expires in March 2001. The agreements generally entitle the officer to benefits customarily provided by the Company and provide for a base salary and eligibility for a bonus. The Company may terminate any officer without cause by making to such officer a cash payment equal to one year's base salary at the rate in effect at the time of termination. Any officer may terminate his employment upon 60 days' prior written notice. In addition, each officer has entered into a restrictive covenant agreement containing noncompetition and nondisclosure provisions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 20, 1997, with respect to the beneficial ownership of the Company's Common Stock by each director or nominee for director, by each executive officer of the Company named in the Summary Compensation Table, by all directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Unless otherwise indicated in the Table, each person has sole voting power and sole investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.

                                          Amount and Nature
 Name and Address of                          of Beneficial      Percent of
 Beneficial Owner(1)                              Ownership           Class
 -------------------                      -----------------      ----------
Walter C. Bowen.........................    3,250,500(2)             70.2%
Eric W. Jacobsen........................      100,000(3)              2.2%
James W. Ekberg.........................       66,000(3)              1.4%
Steven L. Gish..........................       30,000(3)               *
Peter J. Brix...........................       17,000(4)               *
Gary R. Maffei..........................       10,000(4)               *
Stephen A. Gregg........................        7,500(6)               *
Dana J. O'Brien.........................        2,000(6)(7)            *
Martha L. Robinson......................        2,000(6)(7)            *
Marvin S. Hausman, MD...................       27,000(5)(6)            *
Prudential Private Equity
Investors III, L. P.
717 Fifth Avenue, Suite 1100
New York NY   10022.....................    1,283,785 (8)             100%

All directors and executive officers
   as a group (11 persons)..............    3,352,000 (2)            72.4%

* Less than one percent.

(1)  Unless otherwise indicated, the address of each person named is c/o Regent
     Assisted Living, Inc., 121 S. W. Morrison Street, Suite 1000, Portland,
     Oregon 97204.

(2) Includes 170,000 shares held of record by Mr. Bowen that may be purchased within sixty days by certain officers and one other individual pursuant to options granted by Mr. Bowen. Mr. Bowen has granted options to purchase a portion of his shares to the following officers: Messrs. Jacobsen (85,000 shares), Ekberg (50,000 shares), Gish (25,000 shares), and Gregory
     Roderick, Vice President, Operations (5,000 shares).

                                       19

(3) Includes shares that may be acquired within 60 days pursuant to options granted by Mr. Bowen to purchase a portion of his shares and those shares that may be purchased pursuant to options granted under the Company's 1995
     Stock Incentive Plan.

(4) Includes 4,000 shares that may be acquired within 60 days pursuant to options automatically granted under the Company's 1995 Stock Incentive Plan in connection with election and service as a director, of the Company.

(5) Includes 25,000 shares that may be acquired within 60 days pursuant to options granted under the Company's 1995 Stock Incentive Plan.

(6) Includes 2,000 shares that may be acquired within 60 days pursuant to options automatically granted under the Company's 1995 Stock Incentive Plan in connection with election and service as a director of the Company

(7)  Does not include shares of Series A or Series B Preferred Stock owned by
     Prudential Private Equity Investors III, L.P. ("PPEI"), an investment fund managed by Cornerstone Equity Investors, L.L.C., the employer of Mr.
     O'Brien and Ms. Robinson.

(8) Represents the number of shares that may be acquired within 60 days pursuant to the holder's right to convert each share of its Series A
     Preferred Stock into one share of Common Stock. PPEI also owns 382,882 shares of Series B Preferred stock, each share of which can be converted into one share of Series A Preferred Stock or Common Stock upon the occurrence of specified conversion events.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of the outstanding Common Stock of the Company to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission (the "Commission"). Executive officers, directors and greater than ten percent shareholders are also required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company and written representations from reporting persons, to the Company's knowledge all of the
Section 16(a) filing requirements applicable to such persons with respect to fiscal year 1996 were complied except that the Form 3 for David R. Gibson and Marvin S. Hausman M.D., and the Form 4 for each of Walter C. Bowen and Stephen
A. Gregg, were filed approximately one month late due to an administrative oversight.

                                 OTHER BUSINESS

     Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

                             INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. audited the Company's financial statements for the year ended December 31, 1996. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions. They do not expect to make any statement but will have the opportunity to make a statement if they wish.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposals to be considered for inclusion in proxy material for the Company's next annual meeting in May 1998 must be received at the principal executive office of the Company no later than December 2, 1997.

     A copy of Regent's 1996 Annual Report on Form 10-KSB will be available to shareholders without charge upon request to: Investor Relations, Regent Assisted Living, Inc., 121 S. W. Morrison Street, Suite 1000, Portland, Oregon 97204.

                                  By order of the Board of Directors,

                                  STEVEN L. GISH
                                  -----------------------------------
                                  Steven L. Gish
                                  Secretary

April 10, 1997

                          REGENT ASSISTED LIVING, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting on May 6, 1997

          The undersigned hereby names Walter C. Bowen and Steven L. Gish, or either of them acting in the absence of the other, with full power of
P    substitution, my true and lawful attorneys and proxies for me in my place
R    and stead to attend the Annual Meeting of Shareholders of Regent Assisted
O    Living, Inc. to be held on May 6, 1997, at 2:00 p.m., and any adjournments
X    thereof, and to vote all of the shares held in the name of the undersigned
Y on March 19, 1997, with all the powers that the undersigned would possess if personally present.

                                                                     -----------
                                                                     SEE REVERSE
                                                                            SIDE
                                                                     -----------

                              FOLD AND DETACH HERE

X   Please mark your
    votes as in this
    example

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BELOW, BUT IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

--------------------------------------------------------------------------------
         The Board of Directors unanimously recommends a vote FOR each of the nominees listed below.
--------------------------------------------------------------------------------
                            FOR     WITHHELD

1. Election of Directors                       Nominees:
   (Check only one box)                        Class I -- Term Expiring in 2000
                                               --------------------------------
For all nominees (except                       Dara J. O'Brien, Steven L. Gish
as shareholder may
indicate below)

-----------------------

                                           FOR        AGAINST        ABSTAIN
2. To amend the Company's 1995
   Stock Incentive Plan to increase
   the number of shares of the
   Company's Common Stock that
   may be issued pursuant to the
   plan from 400,000 to 600,000.

3. In their discretion, the Proxies are authorized to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.
--------------------------------------------------------------------------------

SIGNATURE(S) _________________________________________ DATE ____________________

NOTE: Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

                              FOLD AND DETACH HERE